Exhibit (a)(1)(G)
Welcome screen (4 screenshots)
Welcome to the Stock Options Tender Offer Website
Lam Research Corporation
REGULAR USER
Lam Research Corporation (“Lam,” the “Company,” we” or “us”) is pleased to announce that the Offer to Amend Certain Outstanding Options (“Tender Offer”) has officially launched on April 3, 2008 and will remain open until 11:59 p.m. Eastern Daylight Time on May 1, 2008 (unless we extend it).
A stock option will be deemed to be an “Eligible Option” if it meets each of the following: conditions
(i)	the option was granted under the Company’s Amended and restated 1999 Stock Option Plan;

(ii)	the option has an exercise price per share that was less, or may have been less than the fair market value per share of the common stock underlying the option on the option’s accounting measurement date:

(iii)	the option was unvested as of December 31 2004 (if only a portion of an option was unvested on such date, the unvested portion may he an Eligible Option); and

(iv)	the option is outstanding as of the expiration date of the Tender Offer
The Tender Offer will provide you with the opportunity to avoid the adverse tax consequences under Internal Revenue Code (“IRC”) Section 409A and, as applicable, similar provisions of state law (“Similar State Laws”) that you may otherwise incur with respect to your Eligible Options. See below for the Key Steps you should perform related to the Tender Offer.
The specifics of the program are described in the “Schedule TO — Tender Offer Statement Filed with the SEC” and the exhibits thereto. We urge you to read the “Schedule TO — Tender Offer Statement filed with the SEC” and the exhibits thereto very carefully
Stock options will remain subject to adverse tax consequences under Section 409A and Similar State Laws until the close of the Tender Offer and the official amendment of such options following the expiration of the Tender Offer. Therefore, we remind you that if you exercise your tendered stock options prior to the amendment of such stock options, you will he solely responsible for any taxes, penalties or interest you may incur under Section 409A and Similar State Laws.
A webcast is currently available on demand at http://www.visualwebcaster com/event asp?id=38941 which discusses the tax issues affecting your options and the consequences of your election pursuant to the Tender Offer PricewaterhouseCoopers (“PwC”) will be conducting presentations for employees and addressing questions on the following dates in the Lam CA-1 Auditorium:
     April 8th, 10:00 a.m. — 11:00 a.m. Pacific Daylight Time
     April 10th, 2:00 p.m. — 3:00 p.m. Pacific Daylight Time
You are encouraged to attend one of these meetings
KEY STEPS RELATED TO TENDER OFFER
Below is an easy checklist that outlines how and when to tender your Eligible Options in the Tender Offer
1.	Review the following important documents:
1. SCHEDULE TO — TENDER OFFER STATEMENT FILED WITH THE SEC
2. OFFER TO AMEND CERTAIN OUTSTANDING OPTIONS, INCLUDING A SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

3. INSTRUCTIONS TO ELECTION FORMS
4. FORM OF AMENDMENT TO STOCK OPTION AGREEMENT
5. FORM OF PROMISE TO MAKE CASH PAYMENT
2.	Click on the MAKE AN ELECTION button below to proceed with your election. You will be redirected to the first page of the Election Form. You will need to check the appropriate box above the listing of your Eligible Options on the Election Form to indicate whether or not you are tendering all of your Eligible Options for amendment in accordance with the terms of the Tender Offer.

3.	After completing the Election Form, you will be allowed to review the election you have made with respect to your Eligible Options. If you are satisfied with your election you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to Terms of Election will you be directed to the Acknowledgement of Receipt of Election Form page.

4.	Please print and keep a copy of the Acknowledgement of Receipt of Election Form for your records. You will then be deemed to have completed the election process.
KEY DATES TO REMEMBER
The commencement date of the Tender Offer is April 3, 2008.
Employee meetings will be conducted on the following dates in the Lam CA-1 Auditorium:
     April 8th, 10:00 a.m. — 11:00 a.m. Pacific Daylight Time
     April 10th, 2:00 p.m. — 3:00 p.m. Pacific Daylight Time

The Tender Offer will expire at 11:59 PM Eastern Daylight time on May 1, 2008, unless the Tender Offer is extended. Your Eligible Options that have been tendered will be amended on May 2, 2008, or, if the Tender Offer is extended, the first business day following the extended expiration date of the Tender Offer (the Amendment Date”). Please be aware that your option account at Fidelity may not accurately reflect the amendment for several days following the Amendment Date.
The cash payment will be paid on the Company’s first regularly scheduled payroll date in January 2009.